Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into this __ day of December 2021 (the “Effective Date”) by and between AL DALI INTERNATIONAL CO., a company organized under the laws of Kuwait (“DIC”), and VIVAKOR, INC. a company organized under the laws of the USA, and its subsidiary, Vivaventures Energy Group, Inc., a company organized under the laws of the USA (“VIVAKOR”). DIC and VIVAKOR are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Government of Kuwait and United Nation, acting through the Kuwait Oil Company (“KOC”) has awarded to ENSHAAT AL SAYER (through the Joint Venture (“JV”) with WATER & SOIL REMEDIATION) to remediate contaminated soil under the Kuwait Remediation Program (“KERP”) pursuant to RFP – 2061027 – South Kuwait Excavation, Transportation and Remediation Project (“KOC Remediation Contract”);

WHEREAS, ENSHAAT AL SAYER desires to engage DIC/VIVAKOR to perform contaminated soil treatment for the KOC Remediation Contract using VIVAKOR’s patented technology for extracting hydrocarbons, as used in VIVAKOR’s REMEDIATION PROCESSING CENTER (“RPC”) plants.

WHEREAS, DIC and VIVAKOR desire to work together in performing remediation treatment services as subcontractors to ENSHAAT AL SAYER for the KOC Remediation Contract.

WHEREAS, VIVAKOR agrees to provide the needed RPC plants and technical supervision to perform the treatment services under ENSHAAT AL SAYER for the KOC Remediation Contract.

WHEREAS, DIC agrees to provide all other necessary resources (including infrastructure and operational financing) to operate the RPC plants under the technical directions of VIVAKOR to perform the treatment services under ENSHAAT AL SAYER for the KOC Remediation Contract.

WHEREAS, the Parties agree that this contract is subject to the signing of a subcontractor agreement between DIC and ENSHAAT AL SAYER to perform remediation services for the KOC Remediation Contract, which means this contract will only become enforceable the next day after DIC signs a subcontractor agreement for soil remediation services with ENSHAAT AL SAYER for the KOC Remediation Contract otherwise this contract will be automatically terminated.

WHEREAS, the Parties agree that the execution of subcontractor services for the KOC Remediation Contract will be under the name of ENSHAAT AL SAYER and DIC and VIVAKOR are only engaged as subcontractors of ENSHAAT AL SAYER.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the Parties agree as follows:

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1)	THE PURPOSE OF THE CONTRACT.

a)	VIVAKOR Obligations. VIVAKOR hereby agrees to supply one pilot RPC plant (which is already located in Kuwait), one 40 tons per hour RPC plant, and one technical expert to oversee the hydrocarbons contaminated soil treatment service operations pertaining to this contract. VIVAKOR shall provide Spare Parts as needed. “Spare Parts” means equipment or machinery parts maintained by VIVAKOR for the emergency repairs or replacement of the RPC plant equipment or machinery. “Spare Parts” does not include any equipment or machinery parts needed for the initial set up, infrastructure, or mobilization of the RPC plant at any time. DIC acknowledges that all equipment and know-how provided by VIVAKOR shall remain the sole property of VIVAKOR. DIC shall be responsible for operating the following equipment on-site (under the supervision of VIVAKOR):

i)	Within two (2) months from VIVAKOR’s receipt of the proceeds from and successful completion of any necessary infrastructure by DIC for the remediation subcontractor service operations, the pilot RPC (without flashing and vapor recovery unit) capable of processing a minimum of 1 metric ton of soil per hour, shall be made available for deployment in Kuwait. DIC acknowledges that to the extent VIVAKOR is required to retrofit the pilot RPC plant for subcontractor service for the KOC Remediation Contract, such retrofitting work may delay deployment of the pilot RPC plant by an additional two (2) calendar months. Any delays to the deployment of the pilot RPC plant or its services as a result of VIVAKOR’s need to retrofit the pilot RPC plant shall not be considered a breach of contract or delay by VIVAKOR.

ii)	This pilot RPC plant shall reduce the TPH concentration in the soil from a maximum of 20% to less than 1%The pilot period shall include the total processing of 100 cubic meters of soil.

iii)	Within twelve (12) months from VIVAKOR’s receipt of the proceeds, 1RPC plant (with flashing and vapor recovery unit) capable of processing a minimum of 40 metric tons of soil per hour, shall be deployed and installed in Kuwait for subcontractor services for the KOC Remediation Contract. This RPC plant shall:

a.	Reduce the TPH concentration in the soil from a maximum of 20% to less than 1%.
b.	Recover solvents used during the treatment depending on the requirement of the end product.
c.	Recover oil with API gravity of less than 9.

iv)	VIVAKOR’s technical expert supervising the RPC plants must be on site at all times when any plant is under operation. The VIVAKOR technical expert shall instruct and supervise DIC’s team in operating and maintaining the RPC plant.

v)	Supply the main spare parts for the maintenance (at VIVAKOR cost)

vi)	Gives all technical/documents support to ENSHAAT/DIC during the mobilization phase (HAZID/HAZODP, IEA, HSE studies, Method of Statement). VIVAKOR shall send an expert to attend the workshops when required by KOC.

vii)	VIVAKOR shall dismantle the RPC plant at the end of the project at VIVAKOR’s cost.

viii)	VIVAKOR shall cooperate and provide DIC with documentation needed for DIC to seek and obtain all necessary licenses, permits, approvals, certificates, and any other permission as may be required by KOC or any other regulatory body governing the activities of DIC and VIVAKOR as encompassed by this Agreement at DIC’s sole cost.

ix)	At its sole cost and expense, provide housing and transportation for VIVAKOR’s own employees.

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DIC acknowledges that all equipment and intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, “Intellectual Property Rights”) in and to all documents, work product and other materials that are delivered by VIVAKOR under this Agreement or prepared by or on behalf of the VIVAKOR in the course of performing its obligations hereunder (collectively, the “Deliverables”) except for any Confidential Information of DIC or DIC’s materials shall be owned by VIVAKOR and remain the property of VIVAKOR following the termination of this Agreement. For the avoidance of doubt, VIVAKOR shall own all equipment, machinery, parts, and materials used to set up, or be a part of the RPC plant, irrespective of whether such equipment, machinery, parts, or materials were purchased by or from VIVAKOR’s independent funds.

The above stated does not limit the use of additional equipment necessary for the carrying out of the remediation projects.

b)	DIC Obligations. DIC shall provide the following equipment and services at its sole cost unless otherwise specified:

i)	A secure location sufficient to install and operate VIVAKOR’s RPC plants, and it will establish a pre-processing stockpile and a processed material stockpile.

ii)	Shall provide to ENSHAAT AL SAYER the requested performance bond covering the soil treatment using VIVAKOR’s RPC plants.

iii)	Construction of reinforced concrete slabs for the RPC plant installation, as per VIVAKOR specifications.

iv)	Shall assist in the customs clearance of the RPC at Kuwait Port (VIVAKOR shall provide the required documents). VIVAKOR shall pay for all costs related to customs clearance of the RPC Plants (THERE IS A CUSTOM CLEARENCE DEPOSIT FOR TEMPORARY IMPORT, WHICH THE OWNER OF THE PLANT WILL RECOVER WHEN THE PLANT WILL LEAVES KUWAIT).

v)	Shall provide support (at VIVAKOR’s cost) all needed resources (manpower, heavy equipment) for the proper RPC plant installation, following the VIVAKOR’s technical expert instructions.

vi)	Shall provide (at DIC’s cost) all needed resources (manpower, solvent, water, heavy equipment, generator, power, site office) for the proper RPC operations and maintenance (except the spare parts) following the VIVAKOR’s technical expert instructions. Notwithstanding any other provisions within this Agreement, all site and operational infrastructure expenses outside of Section 1(a), shall be, and will be, DIC’s sole cost and expense throughout the Term of this Agreement. To the extent there is a conflict between this provision and any other provision in this Agreement, this provision shall control, and such other provision shall have no force or effect with regards to costs and expenses. These costs may include, but are not limited to, initial site infrastructure construction, site setup, ongoing maintenance of the site, costs associated with the site during operations, site fees, permits, or lease payments for the RPC plants to remain on site, and any supporting equipment for the operations that is not a part of the RPC plant (i.e excavators and personnel to operate the excavators, security measures, and fences/lighting, any site restoration costs if the RPC plants are uninstalled and moved for any reason).

vii)	All required valid gate passes (but VIVAKOR must provide all necessary documentation in a proper and a diligent way).

viii)	All required valid permits and authorization including work permits.

ix)	Shall provide all engineering and professional services needed to have VIVAKOR’s RPC plants approved through KOC and other regulatory parties.

x)	Shall obtain all necessary licenses, permits, approvals, certificates, and any other permission as may be required by KOC or any other regulatory body governing the activities of DIC and VIVAKOR as encompassed by this Agreement, at DIC’s sole cost and expense.

xi)	If there are additional Kuwaiti or KOC Remediation Contract specific requirements to the plant or operations outside of VIVAKOR’s already provided Engineering Management Procurement Construction (EMPC) plans for manufacturing and deploying its RPC plants, at DIC’s sole cost and expense, DIC shall provide to VIVAKOR guidance, instructions, engineering, construction, and procurement activities to comply with the regional industry practices, and all applicable codes and mandatory regulations, so that VIVAKOR’s engineering shall be such as to permit the services to comply with the requirements of this Agreement.

xii)	Provide all Resident or other needed visa related issues for VIVAKOR and Personnel

xiii)	Facilitate VIVAKOR housing and transportation, at VIVAKOR’s Cost, for VIVAKOR employees and or representatives including but not limited to rental contacts. At DIC’s sole cost and expense, it will provide housing and transportation for DIC employees and personnel.

xiv)	Obtaining the UXO clearance certificate for the soil to be treated, at DIC’s sole cost and expense.

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xv)	Test and reports of operations of the remediated soil, at DIC’s cost and expense. All testing and production reports will be shared with VIVAKOR on a monthly basis, or if earlier upon request by VIVAKOR at any time.

xvi)	Remove all treated/verified soil (at DIC cost).

xvii)	Remove all bitumen (with API gravity less than 9) produced (at DIC cost) including but not limited to providing all storage of all products needed by the VIVAKOR RPC plants. If DIC fails to sell the bitumen, it will assume all storage and transportation cost, but if DIC sells the bitumen, they will deduct the transportation cost from the selling revenue as defined in Net Profits in Section 3(a).

2)	REPRESENTATIONS & WARRANTIES.

VIVAKOR is aware that DIC is relying on VIVAKOR’s remediation technology within its RPC plants and VIVAKOR’s technical expert to provide soil treatment services to ENSHAAT AL SAYER for the KOC Remediation Contract, and so warrants that:

a)	It possesses the specialized knowledge, expertise, skills and experience necessary to enable it to comply with the requirements of this Agreement in all respects.

b)	Each member of its personnel shall be sufficiently qualified, skilled, experienced and competent to perform the services safely, reliably and to the high standards reasonably to be expected from personnel of an experienced contractor.

c)	It shall exercise the degree of professional skill, care and judgment in the performance of the services and as it is reasonable to expect from a contractor possessing the specialized knowledge, expertise and experience to perform a project of similar size, scope, nature and complexity as the services.

d)	It shall perform the services in accordance with good industry practices and relevant standards and shall comply with all relevant Kuwait national and local laws and regulations applicable to the services and the requirements of this Agreement.

e)	It shall apply itself with due diligence to the performance of the services promptly and expeditiously and shall furnish all resources and personnel required for the services.

f)	All items of VIVAKOR’s RPC plants utilized by it for the performance of the services shall be maintained at all times in a safe and good working condition and shall be fit for their respective intended purposes.

g)	All material and products furnished by it or utilized in the performance of the services shall be free from defect and shall meet the specification relating to them and all quality standards and other requirements and shall be fit for their intended purposes.

h)	It shall perform its engineering and construction in accordance with sound engineering, procurement and construction principles and good industry practice, all applicable codes and mandatory regulations, so that its engineering shall be such as to permit the services to comply with the requirements of this Agreement.

DIC is aware that VIVAKOR is relying on DIC’s representation of its relationship with ENSHAAT AL SAYER and its ability to obtain a subcontractor remediation contract and DIC’s representations to procure an appropriate site, permits, funding for its obligations, to provide soil treatment services to ENSHAAT AL SAYER for the KOC Remediation Contract, and so warrants that:

i)	It possesses the specialized knowledge, expertise, skills and experience necessary to enable it to comply with the requirements of this Agreement in all respects.

j)	Each member of its personnel shall be sufficiently qualified, skilled, experienced and competent to perform the services safely, reliably and to the high standards reasonably to be expected from personnel of an experienced contractor.

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k)	It shall exercise the degree of professional skill, care and judgment in the performance of the services and as it is reasonable to expect from a contractor possessing the specialized knowledge, expertise and experience to perform a project of similar size, scope, nature and complexity as the services.

l)	It shall perform the services in accordance with good industry practices and relevant standards and shall comply with all relevant Kuwait national and local laws and regulations applicable to the services and the requirements of this Agreement.

m)	It shall apply itself with due diligence to the performance of the services promptly and expeditiously and shall furnish all resources and personnel required for the services.

n)	All items utilized by DIC for the performance of their services shall be maintained at all times in a safe and good working condition and shall be fit for their respective intended purposes.

o)	All material and products furnished by it or utilized in the performance of the services shall be free from defect and shall meet the specification relating to them and all quality standards and other requirements and shall be fit for their intended purposes.

It shall perform its engineering and construction in accordance with sound engineering, procurement and construction principles and good industry practice, all applicable codes and mandatory regulations, so that its engineering shall be such as to permit the services to comply with the requirements of this Agreement.

p)	DIC represents and warrants to VIVAKOR that a minimum of Four Hundred Forty-Four Thousand Three Hundred Eleven (444,311) metric tons of contaminated soil with an oil content of five percent (5%) or more is and will be available for processing at the RPC plant facilities during the Term of this Agreement.

3)	PRICING, INVOICING, PAYMENT AND GUARANTY.

The Parties agree that the payments will be according to the following terms:

a)	DIC agrees to pay, and VIVAKOR agrees to accept:

•	$50,000 USD for the successful remediation of 100 tons under its subcontractor services for the KOC Remediation Contract.
•	$20 USD per treated ton of soil after the initial 100 tons.

b)	It is anticipated that the treatment process using the RPC plants will generate a bitumen sub-product. DIC and VIVAKOR agree to sell this bitumen sub-product and share equally (50% to VIVAKOR and 50% to DIC) in the Net Profits (defined below) of such sales of the bitumen sub-product, after allocating 30% of the Net Profits to DIC in the form of a sales and marketing payment, and no further payment is required by VIVAKOR for costs of sales. Therefore, 70% of the Net Profits will be shared equally between DIC and VIVAKOR. “Net Profits” means the gross receipts from sales of the bitumen sub-product less transportation costs actually incurred and paid per Section 1(b)(xvii). In order to determinate the final Net Profit, the parties agree to work together in the selling process. DIC will retain and provide to VIVAKOR on a monthly basis (or as requested by VIVAKOR) full and unrestricted access to all of DIC’s books and records (including work papers, invoices, transportation and storage documents, off-take agreements, daily run tickets) with respect to all bitumen sub-product transactions attributed to this Agreement and DIC’s costs that are used to determine Net Profits as described herein.

All payments under this Agreement shall be made in USD to VIVAKOR’s designated Bank.

c)	VIVAKOR will invoice DIC for its processed quantities on a monthly basis, and DIC will invoice ENSHAAT AL SAYER for the remediation services. Total project quantities are anticipated to be those approved by KOC to ENSHAAT AL SAYER for any given month. The Parties agree that all VIVAKOR invoices shall be due and payable by DIC within 3 days after receipt of payment from ENSHAAT AL SAYER.

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4)	TERM; TERMINATION; LIQUIDATED DAMAGES.

a)	Term. the Parties hereby agree that the initial duration of this contract is forty-two (42) months (the “Term”), commencing on the Effective Date. This is the time estimated to process 500,000 metric tons of contaminated soil (including the mobilization). Both parties are aware of the potential of receiving at least an additional 1,000,000 metric tons for processing under the ENSHAAT AL SAYER KOC Remediation Contract. If DIC is awarded this opportunity during the term of this Agreement, then it is understood by the Parties that any Adjustment Order for extension and/or additional contaminated soil from ENSHAAT AL SAYER, will be applicable to the present contract subject to VIVAKOR approval.

b)	Termination. This Agreement may be terminated upon the earliest to occur of the following:

i)	Upon the written consent of both Parties;

ii)	Upon the bankruptcy, dissolution or liquidation of either Party, or the appointment of a trustee, receiver or liquidator, or assignment for the benefit of creditors;

iii)	By either Party if the other Party has breached a material term or provision of this Agreement, and has failed to cure such breach within 60 days after receipt of written notice from the other Party (other than a breach of the obligation to pay which shall not be subject to any cure period); provided, however, if such breach is not reasonably susceptible of being cured with 60 days then such longer reasonable period of time shall apply; or

5)	FORCE MAJEURE.

a)	The Parties agree that neither Party shall be considered to be in breach of this Agreement to the extent that performance of their respective obligations (excluding payment obligations) is prevented by an Event of Force Majeure that arises after the date of this Agreement. The Initial Term shall automatically be extended for so long as any Event of Force Majeure is continuing. The affected Party shall give notice to the other Party upon the occurrence of an Event of Force Majeure, or if such event is foreseen by the affected Party. If DIC is prevented from performing its services by the Event of Force Majeure, it shall endeavor to perform its obligations to the extent reasonably practicable.

b)	An “Event of Force Majeure” shall mean an event beyond the control of the affected Party which prevents such Party from performing its obligations. Such events include, but are not limited to:

i)	Act of God (earthquakes, fires, drought, floods, tornados, hurricanes and similar events);

ii)	War, hostilities (whether declare as war or not), invasion, acts or threats of terrorism or embargo;

iii)	Rebellion, revolution, insurrection, military power or civil war;

iv)	Contamination from nuclear fuel or waste;

v)	Riots, strikes, lockouts civil disorder or other commotion; or

vi)	Epidemics, pandemics, quarantine restrictions, and all related travel restrictions, lockdowns, and labor difficulties.

6)	LICENCES AND AUTHORIZATIONS. DIC shall make sure that every governmental and regulatory permit and authorization required to perform work under this Agreement is valid.

7)	INDEPENDENT CONTRACTOR. VIVAKOR’s relationship with DIC under this Agreement is that of an independent contractor. Nothing in this Agreement shall be construed as being inconsistent with that status. Each Party shall be solely responsible for its employees, subcontractors and agents and for their benefits, contributions and taxes, as applicable and shall indemnify and hold the other Party harmless from any and all liability arising therefrom.

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8)	TAXES.

a)	Each Party shall duly pay and shall ensure that each of its subcontractors hereunder shall duly pay, all taxes which shall be properly and lawfully assessed or imposed on such Party or such subcontractor by any competent Kuwait authority in connection with the carrying out of its obligations under this Agreement.

b)	Each Party shall indemnify and keep indemnified the other Party against all liabilities incurred as a consequence of breach by such Party of any of the obligations under sub-clause a) above all the action, proceedings, claims, damages charges, costs and expenses whatsoever in relation thereto.

9)	Confidentiality and Nondisclosure

a)	No photographs of any of VIVAKOR’s, ENSHAAT AL SAYER’s, or KOC’s equipment, installation or property shall be taken without the Parties’ prior consent in writing. DIC hereby acknowledges and consents (after KOC approval) to VIVAKOR’s use of security cameras for the live video recording and monitoring of VIVAKOR’s equipment and property.

b)	Confidential Information. Except as set out in Section 9(c) below, “Confidential Information,” means all non-public, confidential, or proprietary information disclosed before, on or after the Effective Date, by either Party (a “Disclosing Party”) to the other Party (a “Recipient”) or its Affiliates (as defined below), or to any of such Recipient’s or its Affiliates’ employees, officers, directors, partners, shareholders, agents, attorneys, accountants, or advisors (collectively, “Representatives”), whether disclosed orally, in written, electronic, or other form or media, and whether or not marked or designated, or otherwise identified as “confidential,” including, without limitation:
i.	All information concerning the Disclosing Party's and its Affiliates', and their customers', suppliers', and other third parties' past, present, and future business affairs, whether or not a statutory “trade secret" including, without limitation, know-how, finances, financial information, tax information, liabilities, business plans, regulatory compliance customer information, supplier information, products, services, inventions, samples, drawings, engineering, devices, tools, hardware configuration information, organizational structure and internal practices, personnel training techniques and materials, current and anticipated customer requirements, forecasts, sales and other financial results, records and budgets, marketing and advertising, promotions, development, sales, and other commercial strategies and/or commercial date;
ii.	Software source code and any documentation, release notes, collateral materials, operating instructions, and information related to system performance;
iii.	All intellectual property, including without limitation, inventions (whether or not patentable), patents, trademarks, technologies, ideas, improvements, processes, techniques, designs, drawings, formulations, methodologies, and any other intellectual property in any jurisdiction throughout the world;
iv.	Information which a reasonable person under the circumstances should know the Disclosing Party intended to be treated as Confidential Information; and
v.	All notes, analyses, summaries, and other materials prepared by a Party or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing (collectively “Notes”).

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by Law or marriage), ancestors and decedents and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, governmental body, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

c)	Exclusion from Confidential Information. Information as used in this Agreement shall not include information that:
i	Was known by or in the possession of the Recipient or its Representatives, as established by documentary evidence, before being disclosed by or on behalf of the Disclosing Party under this Agreement;
ii	At the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by the Recipient or any of its Representatives;
iii	At the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information to the Recipient by contractual obligation to the Disclosing Party; and
iv	Was or is independently developed by the Recipient, as established by documentary evidence, without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information.

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d)	Nondisclosure and Limited Use of Confidential Information. Confidential Information may be used by the Recipient only with respect to the performance of its obligations under this Agreement, and only by the Recipient’s Representatives who have a need to know such information for purposes of this Agreement, know of the existence and terms of this Agreement, and are bound by confidentiality obligations no less protective than the terms contained herein. The Recipient will protect and will ensure that is Representatives will protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as the Recipient uses to protect its own confidential information of a similar nature. Recipient shall not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than for its performance of its obligations under this Agreement, or otherwise in any manner to the Disclosing Party's detriment, including without limitation, to reverse engineer, disassemble, decompile, or design around the Disclosing Party's proprietary services, products, and/or confidential intellectual property. At the request of a Disclosing Party, each Recipient will promptly notify the Disclosing Party in writing of the names of the Persons to whom the Disclosing Party’s confidential Information will be or has been disclosed. Each Receiving Party agrees to notify a Disclosing Party in writing of any misuse or misappropriation of confidential Information of the Disclosing Party that may come to the Receiving Party’s attention. Recipient shall be responsible for any breach of this Agreement caused by any of its Representatives.

e)	Return or Destruction of Confidential Information. Upon completion expiration or termination of this Agreement, or upon the written request of a Disclosing Party, each Recipient (and any of Recipient’s Representative’s) shall destroy or return all originals or copies, including electronically stored copies, of Confidential Information to the Disclosing Party and certify in writing that all such Confidential Information, Notes, and all derivatives of Confidential Information in Recipient’s (or any of its Representative’s) possession have been destroyed.

10)	BRIBERY AND CORRUPTION

Each Party undertakes to protect the standards of business practice of the other Party at all times and to act in such a way as to uphold the other Party’s good name and reputation and not to do or attempt to do any act or thing which is intended and/or which in fact causes any damage to or brings discredit upon the other Party and in particular each Party will not:

a)	Offer or give or agree to give to any director, officer, employee or agent of the other Party or the other Party’s clients any gift or consideration of any kind as an inducement or reward for doing or for forbearing to do or for having done or forborne to do any action in relation to be obtaining or execution of the Subcontract or any other contract with the other Party or the other Party’s clients or for showing or forbearing to show any favor or disfavor to any person in relation to the Subcontract or any other contract with the other Party or the other Party’s clients.

b)	Induce or attempt to induce any officer, servant or agent of any private or public body to depart from his duties to his employer, or be involved with any such arrangement.

11)	HEALTH, SAFETY AND ENVIRONMENT

Each Party places prime importance on health, safety and environment (“HSE”) issues and requires that the Parties adhere and actively pursue the highest standards of HSE performance.

Each Party shall be deemed to have acquainted itself and shall comply insofar as applicable with the terms, standards and specification stated in Resolution No.210 for 2001 issued by the Environment Public Authority containing the Executive Terms of Reference for Law No. 21/1995 amended by Law No. 16/1996.

Each Party shall take full responsibility for the adequacy, stability and safety of all its operations and methods necessary for the performance of the Works and shall ensure that the Works are carried out in accordance with the requirements of HSE stipulated in Kuwaiti law, Governmental regulations, guidelines of statutory bodies and safe working practices as required by the Client. The Subcontractor shall strictly comply with the Client’s latest version of Fire and Safety Regulations and Health, Safety & Environmental Management Systems (“HSEMS”) Guidelines for Contractors existing on the date prior signing the Contract. http://mcsetender.kockw.com/ET/Services/Informational/CommercialDocs.aspx

The Subcontractor shall submit a preliminary HSE plan based on Company’s Fire and Safety Regulations and HSEMS Guidelines for Contractors and other requirements stipulated in the tender document. The HSE plan shall be for all phases of the Works. The Subcontractor shall also strictly comply with the Company’s Guide to HSE Management System and all of its relevant HSE and HSEMS Procedures, Standards and Recommended Practices.

The Subcontractor shall ensure that its personnel are fully familiar and shall comply with Company’s Fire and Safety Regulations, HSEMS Guidelines and Contractor’s approved HSE plan. The Subcontractor prior to the Date for Commencement shall attend an orientation meeting. The Subcontractor shall also ensure that all its personnel are given HSE awareness training which enables them to carry out the Works safely.

Subcontractor is required to arrange all required PPE (personal protection equipment) as per OSHA standards for all work performing works on the site.

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12)	PAYMENT TO SITE LABOR

a)	Each Party shall require its subcontractors (if any) to pay their respective employees on the Site the rate of wages, and observe hours and conditions of working as per applicable Kuwaiti Labor Laws and Government Regulations.
b)	Hours of working, including overtime, shall be agreed by the Party responsible for payment.
c)	Before the hiring of any subcontractors, such Party shall have obtained for himself and his subcontractors (if any) the approval of the other Party for the arrangements covered in a) and b) above. Each Party shall not, and will require that its subcontractors shall not, introduce or commence to negotiate any changes in these arrangements without the written consent of the other Party. Notice shall be given to the subcontractor of the implementation of any changes to Kuwaiti Labor Laws and Government Regulations affecting the arrangements.

13)	COMMUNICATIONS & CONTRACTUAL NOTICES.

All important communications and contractual notices pursuant to or in connection with this Agreement shall be communicated in writing in the English Language as set forth below:

To DIC:

Name and position:

RFP- 2061027 – KERP-South Kuwait

AL DALI INTERNATIONAL COMPANY –

FAX:__________________________

Email:_________________________

To VIVAKOR: and a copy (not constituting notice to:

Vivakor, Inc. Hendershot Cowart P.C.

2 Park Plaza. Suite 800 1800 Bering Dr., Ste. #600

Irvine, CA 92614 Houston, TX 77057

Attn: Attn: Simon W. Hendershot, III

DIC and VIVAKOR may notify the other of any change to the address or any other details specified in this Section provided that such notification shall only be effective on the date specified in such notice.

14)	TRANSLATION.

This Agreement is executed in English. In the event this Agreement is translated into a language or languages other than English, this version in English shall be controlling on all questions or interpretations and performance.

15)	JURISDICTION.

The Parties shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of, or relate to, this Contract (or its construction, validity, or termination) (a “Dispute”).

If a Dispute cannot be settled through negotiations between appropriate representatives from each of the Parties, either Party may give to the other a notice in writing (a “Dispute Notice”). Within seven (7) days of the Dispute Notice being given, the Parties shall each refer the Dispute to the senior representatives nominated by the chief executive officer of each Party, who shall meet in order to attempt to resolve the Dispute. If the Dispute is not settled by agreement in writing between the Parties within fourteen (14) days of the Dispute Notice, it shall be resolved in accordance with the clause 18.1.

Any dispute, controversy or claim arising out of, or relating to, this Contract or its validity, construction or performance shall be referred to arbitration and finally settled under the Rules of the DIFC-LCIA (the “Rules”), which Rules are incorporated by reference into this clause. The number of arbitrators shall be three, one each to be nominated by the respective Parties and the third, who shall be the chairman of the tribunal, to be appointed by the LCIA Court. The seat of the arbitration shall be the Dubai International Financial Centre (although if the Parties agree, hearings may be held elsewhere) and the language of the arbitration shall be English. The Parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made. Any requirement in the Rules to take account of the nationality of a person considered for appointment as an arbitrator shall be disapplied and a person shall be nominated or appointed as an arbitrator (including as chairman) regardless of his nationality.

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16) Right of First Refusal. During the Term of this Agreement, and for a period of five (5) years thereafter, VIVAKOR shall have the Right (as defined below) to participate in any Business Opportunity (defined below), on the same terms as set forth herein, whatsoever presented or afforded to DIC. DIC shall notify VIVAKOR of the Business Opportunity within fifteen (15) days from the date it is first presented or afforded a Business Opportunity. In order to exercise such Right, VIVAKOR must accept the proposed Business Opportunity within fifteen (15) days (the “Opportunity Period”) of DIC’s notice of such Business Opportunity to VIVAKOR. If VIVAKOR has not entered into a legally binding, written agreement with DIC regarding the Business Opportunity within ninety (90) days of receipt of DIC’s notice of the Business Opportunity, DIC shall thereafter have the right to pursue such Business Opportunity independently or with another Person, provided, however, that DIC shall otherwise be required to act in good faith in all matters relating to VIVAKOR’s Right as to any Business Opportunity presented under this Agreement. For purposes of this Agreement, the term “Right” means VIVAKOR’s exclusive right of first refusal to contract with DIC, and to benefit from, any Business Opportunity before DIC pursues such Business Opportunity independently or with any other Person. For purposes of this Agreement, the term “Business Opportunity” means any contract, award, grant, arrangement, transaction or deal between DIC and KOC or any other Person for water and/or soil remediation services within the Country of Kuwait.

During the Term of this Agreement, and for a period of five (5) years thereafter, DIC shall have the Right (as defined below) to participate in any Business Opportunity (defined below), on the same terms as set forth herein, whatsoever presented or afforded to VIVAKOR. VIVAKOR shall notify DIC of the Business Opportunity within fifteen (15) days from the date it is first presented or afforded a Business Opportunity. In order to exercise such Right, DIC must accept the proposed Business Opportunity within fifteen (15) days (the “Opportunity Period”) of VIVAKOR’s notice of such Business Opportunity to DIC. If DIC has not entered into a legally binding, written agreement with VIVAKOR regarding the Business Opportunity within ninety (90) days of receipt of VIVAKOR’s notice of the Business Opportunity, VIVAKOR shall thereafter have the right to pursue such Business Opportunity independently or with another Person, provided, however, that VIVAKOR shall otherwise be required to act in good faith in all matters relating to DIC’s Right as to any Business Opportunity presented under this Agreement. For purposes of this Agreement, the term “Right” means DIC’s exclusive right of first refusal to contract with VIVAKOR, and to benefit from, any Business Opportunity before VIVAKOR pursues such Business Opportunity independently or with any other Person. For purposes of this Agreement, the term “Business Opportunity” means any contract, award, grant, arrangement, transaction or deal between VIVAKOR and KOC or any other Person for water and/or soil remediation services within the Country of Kuwait.

[Signature page follows.]

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Whereas, according to the terms above, this Agreement is executed by the undersigned authorized person, signed for the record and its compliance in the presence of those witnesses quoted, in Kuwait as of the date first written above.

“DIC”	“VIVAKOR”

AL DALI INERNATIONAL	Vivakor, Inc.

By: ________________________	By: ____________________
Matthew Nicosia

Title: _______________________	Title: CEO

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